SENDTEC RECEIVES STOCKHOLDER APPROVAL TO CHANGE ITS NAME TO SENDTEC, INC. FROM
RELATIONSERVE MEDIA

Tuesday July 11, 6:00 am ET

         ST. PETERSBURG, Fla.--(BUSINESS WIRE)--July 11, 2006--SendTec, Inc.
(OTCBB:RSVM) today formally announced the Company had received the requisite stockholder vote at a special meeting approving both its planned name change to
SendTec, Inc. and its 2006 employee incentive plan.

         SendTec CEO Paul Soltoff stated: "SendTec is a great company, and I want to thank our stockholders for their continued support. We are finally able to communicate a single corporate image to our clients, employees and marketing partners. With stockholder approval today, we are also seeking approval of the
NASD to change our OTCBB symbol to reflect our SendTec "only" identity. We continue to position the company to leverage the tremendous growth in the
Internet marketing space. For example, our SearchFactz(TM) search engine marketing division is expanding robustly with major clients and worldwide brands retaining our services."

ABOUT SENDTEC

         Today, marketers are facing incredible pressure to generate a successful return on investment. SendTec has built a stellar organization that provides a comprehensive range of integrated, technology-based services for leading multi-channel marketers, including search engine marketing, online pay-for-performance media and direct response television advertising. Its services are positioned to improve advertising ROI across online and offline marketing channels. Core to SendTec's success is SearchFactz(TM), a technology enabled search engine marketing solution that improves the bidding process through providing automated alerts to tactical direct marketers who then make bidding and marketing decisions to dramatically improve ROI and conversion volume. This full-service SEM solution, as well as SendTec's other services, includes strategic direct response consulting, expert copywriting, creative services and analytics to maximize advertising success.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

         Safe Harbor Statement under the Private Securities Litigation reform
Act of 1995: Forward-looking statements often are proceeded by words such as
"believes," "expects," "may," "anticipates," "plans," "intends," "assumes,"
"will" or similar expressions. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. RelationServe Media's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. The statements that are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties, including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, probability and marketability of such products, the ability to protect proprietary information, the impact of current, pending or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing,

technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed in the Company's filings with the
Securities and Exchange Commission.

CONTACT:
SendTec, Inc., St. Petersburg
Donald Gould, 727-576-6630
http://www.sendtec.com